EXHIBIT 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 24, 2015. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE($)
Purchase of Common Stock	8/7/2015	184,750	8.66
Purchase of Common Stock	8/10/2015	167,397	8.65
Purchase of Common Stock	8/12/2015	189,466	8.68
Purchase of Common Stock	8/14/2015	169,000	8.61
Purchase of Common Stock	8/21/2015	277,211	8.44
Purchase of Common Stock	8/21/2015	120,000	8.42
Purchase of Common Stock	8/24/2015	600,000	8.11
Purchase of Common Stock	8/25/2015	100	7.90
Purchase of Common Stock	8/25/2015	1,152,700	7.95
Purchase of Common Stock	8/25/2015	100,000	8.04
Purchase of Common Stock	8/26/2015	150,000	8.01
Purchase of Common Stock	8/31/2015	153,700	8.13
Purchase of Common Stock	8/31/2015	350,000	8.16
Purchase of Common Stock	8/31/2015	111,300	8.16
Purchase of Common Stock	9/9/2015	130,000	7.91
Purchase of Common Stock	9/9/2015	250,000	7.91
Purchase of Common Stock	9/15/2015	1,000,000	8.00
Purchase of Common Stock	9/22/2015	1,100,000	8.14
Purchase of Common Stock	9/22/2015	150,000	8.12
Purchase of Common Stock	9/22/2015	200,000	8.12
Purchase of Common Stock	9/23/2015	250,000	8.10
Purchase of Common Stock	9/24/2015	955,900	7.94